Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Director Option Plan, of our reports dated March 10, 2005 with respect to the consolidated financial statements of Microtune, Inc., Microtune, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Microtune, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Dallas, Texas

December 19, 2005